UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 2, 2012

RESPONSE BIOMEDICAL CORP.
(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.
Vancouver, British Columbia, Canada V6P 6P2
(Address of principal executive offices, including zip code)

(604) 456-6010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.Termination of a Material Definitive Agreement

On October 2, 2012, Response Biomedical Corp., (the “Company”), announced by press release the termination of three agreements by and between the Company and 3M Company and 3M Innovative Properties Company (“3M”): (i) the Amended and Restated Joint Development Agreement, dated December 7, 2006, as subsequently amended to include Exhibit A-3 (as amended, the “Development Agreement”); (ii) the Master Manufacturing and Supply Agreement, dated November 30, 2006, as subsequently amended (as amended, the “Supply Agreement”); and (iii) the Distribution Agreement dated March 9, 2010 (the “Distribution Agreement,” and together with the Development Agreement and Supply Agreement, the “Response Product Agreements”).  In connection with the termination of the Response Product Agreements, the Company agreed to acquire 3M’s entire remaining inventory of readers and peripheral devices, 3M’s list of customers, books and records containing traceability information, all marketing materials used by 3M, and assignment of 3M’s distribution network.

Under the Development Agreement, 3M funded the development of rapid, point-of-care microbiology tests in the area of hospital-acquired or community-acquired infections based on the Company’s RAMP® technology.  Under the Supply Agreement, 3M and its affiliates exclusively purchased from the Company its infectious disease immunoassay test kits and related components including the 3M™ Rapid Detect Reader and the Company exclusively supplied the above products to 3M and its affiliates.  Under the Distribution Agreement, the Company obtained the rights to sell immunoassay tests for Flu A+B and RSV to a select territory under the Company’s brand name.  In consideration for these rights, the Company was to pay 3M a royalty based on a percentage of sales of those products.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press release of Response Biomedical Corp. dated October 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/W.J. Adams
W.J. Adams Chief Financial Officer

Date:  October 3, 2012

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Response Biomedical Corp. dated October 2, 2012